Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, each dated July 17, 2026, and each included in this Post-Effective Amendment No. 153 to the Registration Statement (Form N-1A, File No. 033-23512) of Voya Investors Trust (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated February 25, 2026, with respect to Voya Inflation Protected Bond Plus Portfolio (the “Fund”) (one of the funds constituting Voya Investors Trust) included in the Annual Report to Shareholders (Form N-CSR) for the year ended December 31, 2025, into this Registration Statement filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

July 14, 2026